UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 21, 2007

BRIDGE BANCORP, INC.
(Exact name of the registrant as specified in its charter)

New York	000-18546	11-2934195
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2200 Montauk Highway
Bridgehampton, New York	11932
(Address of principal executive offices)	(Zip Code)

(631) 537-1000
(Registrant’s telephone number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Bridge Bancorp, Inc. (the “Company”) announced that effective May 21, 2007, an addendum to the employment agreement with Howard H. Nolan, Senior Executive Vice President and Chief Operating Officer of the Company and The Bridgehampton National Bank (the “Bank”), was executed.  The addendum revises the employment agreement to clarify the original intent of the Company and the Bank with respect to the amount of severance benefits payable to Mr. Nolan in the event of a change in control of the Company or the Bank.

The intent of the employment agreement was for Mr. Nolan to receive, upon a change in control of the Company, a severance payment of approximately 2.99 times the average compensation he received as an officer of the Bank or the Company during the 5 years (or such shorter period as he was employed by the Bank or the Company) prior to the change in control.  Accordingly, the original employment agreement provided that Mr. Nolan is entitled to a lump sum cash severance payment equal to 2.99 times his “base amount” of compensation, as determined under section 280G of the Internal Revenue Code of 1986 (the “Code”), in addition to continuation of insurance coverage for three years.

The addendum revises the computation of severance benefits payable on a change in control, and clarifies that, for purposes of computing the change in control severance payment, Mr. Nolan’s “base amount” shall include only those years (or part of a year) during which Mr. Nolan earned compensation solely as an officer/employee of the Bank, and would therefore exclude from such computation the years (or part of a year) during which Mr. Nolan received only director's fees.  As revised, Mr. Nolan is entitled to receive, on a change in control, a cash severance payment equal to 2.99 times his “base amount” of compensation (including salary and bonus) earned solely as an officer/employee of the Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bridge Bancorp, Inc.
(Registrant)

By: /s/ Thomas J. Tobin
Thomas J. Tobin
Chief Executive Officer

Dated:  May 24, 2007